Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Separate Portfolios Trust

We consent to the use of our report dated July 26, 2013, incorporated herein by reference, for ING Retirement Solution Income Fund, ING Retirement Solution 2020 Fund, ING Retirement Solution 2025 Fund, ING Retirement Solution 2030 Fund, ING Retirement Solution 2035 Fund, ING Retirement Solution 2040 Fund, ING Retirement Solution 2045 Fund, ING Retirement Solution 2050 Fund, and ING Retirement Solution 2055 Fund, each a series of the ING Separate Portfolios Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

September 25, 2013